Exhibit 3.1

Company No.: 241654

AMENDED AND RESTATED

MEMORANDUM AND

ARTICLES OF ASSOCIATION OF

WEIBO CORPORATION

(As adopted by Special Resolution dated 29 April 2013)

Incorporated on the 7th day of June 2010

INCORPORATED IN THE CAYMAN ISLANDS

THE COMPANIES LAW (2012 REVISION)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

WEIBO CORPORATION

(As adopted by Special Resolution dated 29 April 2013)

1.	The name of the Company is Weibo Corporation.

2.	The Registered Office of the Company shall be at the offices of Offshore Incorporations (Cayman) Limited, Scotia Centre, 4th Floor, P.O. Box 2804, George Town, Grand Cayman KY1-1112, Cayman Islands or at such other place as the Directors may from time to time decide.

3.	The objects for which the Company is established are unrestricted and shall include, but without limitation, the following:

(a)	To carry on the business of an investment company and to act as promoters and entrepreneurs and to carry on business as financiers, capitalists, concessionaires, merchants, brokers, traders, dealers, agents, importers and exporters and to undertake and carry on and execute all kinds of investment, financial, commercial, mercantile, trading and other operations.

(b)	To carry on whether as principals, agents or otherwise howsoever the business of realtors, developers, consultants, estate agents or managers, builders, contractors, engineers, manufacturers, dealers in or vendors of all types of property including services.

(c)	To exercise and enforce all rights and powers conferred by or incidental to the ownership of any shares, stock, obligations or other securities including without prejudice to the generality of the foregoing all such powers of veto or control as may be conferred by virtue of the holding by the Company of some special proportion of the issued or nominal amount thereof, to provide managerial and other executive, supervisory and consultant services for or in relation to any company in which the Company is interested upon such terms as may be thought fit.

(d)	To purchase or otherwise acquire, to sell, exchange, surrender, lease, mortgage, charge, convert, turn to account, dispose of and deal with real and personal property and rights of all kinds and, in particular, mortgages, debentures, produce, concessions, options, contracts, patents, annuities, licences, stocks, shares, bonds, policies, book debts, business concerns, undertakings, claims, privileges and choses in action of all kinds.

(e)	To subscribe for, conditionally or unconditionally, to underwrite, issue on commission or otherwise, take, hold, deal in and convert stocks, shares and securities of all kinds and to enter into partnership or into any arrangement for sharing profits, reciprocal concessions or cooperation with any person or company and to promote and aid in promoting, to constitute, form or organise any company, syndicate or partnership of any kind, for the purpose of acquiring and undertaking any property and liabilities of the Company or of advancing, directly or indirectly, the objects of the Company or for any other purpose which the Company may think expedient.

(f)	To stand surety for or to guarantee, support or secure the performance of all or any of the obligations of any person, firm or company whether or not related or affiliated to the Company in any manner and whether by personal covenant or by mortgage, charge or lien upon the whole or any part of the undertaking, property and assets of the Company, both present and future, including its uncalled capital or by any such method and whether or not the Company shall receive valuable consideration thereof.

(g)	To engage in or carry on any other lawful trade, business or enterprise which may at any time appear to the Directors of the Company capable of being conveniently carried on in conjunction with any of the aforementioned businesses or activities or which may appear to the Directors or the Company likely to be profitable to the Company.

In the interpretation of this Amended and Restated Memorandum of Association in general and of this Clause 3 in particular no object, business or power specified or mentioned shall be limited or restricted by reference to or inference from any other object, business or power, or the name of the Company, or by the juxtaposition of two or more objects, businesses or powers and that, in the event of any ambiguity in this clause or elsewhere in this Amended and Restated Memorandum of Association, the same shall be resolved by such interpretation and construction as will widen and enlarge and not restrict the objects, businesses and powers of and exercisable by the Company.

4.	Except as prohibited or limited by the Companies Law (2012 Revision), the Company shall have full power and authority to carry out any object and shall have and be capable of from time to time and at all times exercising any and all of the powers at any time or from time to time exercisable by a natural person or body corporate in doing in any part of the world whether as principal, agent, contractor or otherwise whatever may be considered by it necessary for the attainment of its objects and whatever else may be considered by it as incidental or conducive thereto or consequential thereon, including, but without in any way restricting the generality of the foregoing, the power to make any alterations or amendments to this Amended and Restated Memorandum of Association and the Amended and Restated Articles of Association of the Company considered necessary or convenient in the manner set out in the Amended and Restated Articles of Association of the Company, and the power to do any of the following acts or things, viz: to pay all expenses of and incidental to the promotion, formation and incorporation of the Company; to register the Company to do business in any other jurisdiction; to sell, lease or dispose of any property of the Company; to draw, make, accept, endorse, discount, execute and issue promissory notes, debentures, bills of exchange, bills of lading, warrants and other negotiable or transferable instruments; to lend money or other assets and to act as guarantors; to borrow or raise money on the security of the undertaking or on all or any of the assets of the Company including uncalled capital or without security; to invest monies of the Company in such manner as the Directors determine; to promote other companies; to sell the undertaking of the Company for cash or any other consideration; to distribute assets in specie to Members of the Company; to make charitable or benevolent donations; to pay pensions or gratuities or provide other benefits in cash or kind to Directors, officers, employees, past or present and their families; to purchase Directors and officers liability insurance and to carry on any trade or business and generally to do all acts and things which, in the opinion of the Company or the Directors, may be conveniently or profitably or usefully acquired and dealt with, carried on, executed or done by the Company in connection with the business aforesaid provided that the Company shall only carry on the businesses for which a licence is required under the laws of the Cayman Islands when so licensed under the terms of such laws.

5.	The liability of each Member is limited to the amount from time to time unpaid on such Member’s shares.

6.	The share capital of the Company is the aggregate of $175,000 divided into (i) 600,000,000 ordinary shares of a nominal or par value of $0.00025 each, designated as “Ordinary Shares”; and (ii) 100,000,000 participating preferred convertible shares with a nominal or par value of $0.00025 each, designated as “Preferred Shares”, with power for the Company insofar as is permitted by law, to redeem or purchase any of its shares and to increase or reduce the said capital subject to the provisions of the Companies Law (2012 Revision) and the Amended and Restated Articles of Association and to issue any part of its capital, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be preference or otherwise shall be subject to the powers hereinbefore contained.

7.	If the Company is registered as exempted, its operations will be carried on subject to the provisions of Section 174 of the Companies Law (2012 Revision) and, subject to the provisions of the Companies Law (2012 Revision) and the Amended and Restated Articles of Association, it shall have the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

THE COMPANIES LAW (2012 REVISION)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

WEIBO CORPORATION

(As adopted by Special Resolution dated 29 April 2013)

1. In these Articles, Table A in the Schedule to the Statute does not apply and, unless there be something in the subject or context inconsistent therewith:

“Acquired Shares”	has the meaning ascribed to such term in the Shareholders Agreement.

“Articles”	means these Amended and Restated Articles of Association.

“Auditors”	means the Persons for the time being performing the duties of auditors of the Company.

“Board”	means the Board of Directors from time to time of the Company.

“Business Day”	means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in Beijing, Hong Kong or the Cayman Islands.

“Change of Control”	means, in respect of a Person (the “Target”), any transaction or a series of related transactions, whether or not the Target is a party thereto, pursuant to which:

(a) any other Person or Persons (the “Acquiror”) acting together, directly or indirectly, acquires Control of the Target if the Acquiror does not then have Control of the Target on the date hereof; or

(b)    the Target consolidates or amalgamates with, merges into or sells or Transfers all or at least 50% in value of the Target’s assets (including by means of the Transfer of the equity securities of any Subsidiary of the Target or a trade sale) to any other Person or Persons acting together.

“Company”	means the above named Company.

“Control”	(including the terms “Controlled by” and “under common Control with”) has the meaning ascribed to such term in the Shareholders Agreement.

“debenture”	means debenture stock, mortgages, bonds and any other such securities of the Company whether constituting a charge on the assets of the Company or not.

“Deemed Liquidation Event”	means, any of the following events, unless waived in writing by holders of a majority of the Preferred Shares: (a) a Change of Control of the Company; (b) the sale by the Company of all or substantially all of the assets and properties of the Company and its Subsidiaries; (c) the exclusive licensing out by the Company of all or substantially all of the Company Intellectual Property (as defined in the Share Purchase Agreement) that is Registered (as defined in the Share Purchase Agreement) or used in the People’s Republic of China; and (d) mergers or consolidations of the Company; provided, in each case, that such event has been authorized and approved by the Parent Board and provided, further that a Change of Control of Parent shall not be deemed to be a Deemed Liquidation Event.

“Directors”	means the directors for the time being of the Company.

“dividend”	includes an interim dividend and a bonus.

“Fully-Diluted Equity”	means, at any time, the number of Ordinary Shares on an as converted and fully-diluted equity basis, as determined pursuant to the treasury method in accordance with United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession that are in effect from time to time, as codified and described in FASB Statement No. 18, the FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles, and applied consistently throughout the periods involved.

“Full Option Exercise”	has the meaning ascribed to such term in the Shareholders Agreement.

“Indebtedness”	has the meaning ascribed to such term in the Shareholders Agreement.

“Intellectual Property”	has the meaning ascribed to such term in the Shareholders Agreement.

“Investor”	means Ali WB Investment Holding Limited, an exempted company incorporated under the laws of the Cayman Islands.

“Investor Exit Event”	has the meaning ascribed to such term in the Shareholders Agreement.

“Liquidation Event”	means, any of liquidation, dissolution or winding up of the Company, either voluntary or involuntary, or any Deemed Liquidation Event.

“Material Related Party Transaction”	has the meaning ascribed to such term in Section 1.01 of the Shareholders Agreement.

“Member”	shall bear the meaning as ascribed to it in the Statute.

“month”	means calendar month.

“Option”	has the meaning ascribed to such term in Section 3.01 of the Shareholders Agreement.

“Option Plan”	means the Weibo Corporation 2010 Share Incentive Plan, as amended from time to time in accordance with its terms and conditions and these Articles.

“Ordinary Shares”	means shares in the capital of the company of $0.00025 nominal or par value designated as Ordinary Shares.

“Original Issue Date”	means 29 April 2013, being the date that the Preferred Shares were allotted and issued.

“Parent”	means SINA Corporation, an exempted company incorporated under the laws of the Cayman Islands.

“paid-up”	means paid-up and/or credited as paid-up.

“Person”	means any individual, partnership, firm, corporation, association, trustee acting as trustee of a trust, unincorporated organization or other entity.

“Preferred Shares”	means shares in the capital of the company of $0.00025 nominal or par value designated as Preferred Shares and having the rights provided for in these Articles.

“Qualified IPO”	has the meaning ascribed to such term in the Shareholders Agreement.

“Qualified Option Exercise”	has the meaning ascribed to such term in the Shareholders Agreement.

“Qualified Transfer”	has the meaning ascribed to such term in the Shareholders Agreement.

“registered office”	means the registered office for the time being of the Company.

“Relevant Board”	means (i) at any time prior to the Full Option Exercise, the board of directors of Parent or (ii) at any time following the Full Option Exercise and the appointment of the Investor Director(s) pursuant to Article 103, the Board.

“Sale”	has the meaning ascribed to such term in the Shareholders Agreement.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Secretary”	includes an Assistant Secretary and any Person appointed to perform the duties of Secretary of the Company.

“Securities”	means any equity interest of or shares of any class in the share capital (ordinary equity, preferred or otherwise) of the Company and any convertible securities, options, warrants and any other type of equity or equity-linked securities convertible, exercisable or exchangeable for any such equity interest or shares of any class in the share capital of the Company, other than the Option.

“share”	includes a fraction of a share.

“Share Purchase Agreement”	means the Share Subscription and Purchase Agreement by and among Parent, the Company and Investor, dated 29 April 2013, as amended from time to time in accordance with its terms and conditions.

“Shareholders Agreement”	means the Shareholders Agreement by and among Parent, the Company and Investor, dated 29 April 2013, as amended from time to time in accordance with its terms and conditions.

“Special Resolution”	has the same meaning as in the Statute and includes a resolution approved in writing as described therein.

“Statute”	means the Companies Law (2012 Revision) of the Cayman Islands as amended and every statutory modification or re-enactment thereof for the time being in force.

“Subsidiary”	of any Person means any corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, which is Controlled by such Person. For the avoidance of doubt, the Subsidiaries of any Person shall include the VIEs of such Person.

“Third Party”	has the meaning ascribed to such term in the Shareholders Agreement.

“VIE”	of any Person means any variable interest entity over which such Person or any of its Subsidiaries effects Control pursuant to contractual arrangements and which is consolidated with such Person in accordance with generally accepted accounting principles applicable to such Person.

“written” and “in writing”	include all modes of representing or reproducing words in visible form.

Words importing the singular number include the plural number and vice versa.

Words importing the masculine gender include the feminine gender.

References to a Person are also to its successors and permitted assigns.

References to sums of money are expressed in lawful currency of the United States of

America and “$” refers to U.S. dollars.

The use of the term “or” is not intended to be exclusive.

2.	The business of the Company may be commenced as soon after incorporation as the Directors shall see fit, notwithstanding that part only of the shares may have been allotted.

3.	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company including the expenses of registration.

CERTIFICATES FOR SHARES

4.	Certificates representing shares of the Company shall be in such form as shall be determined by the Directors. Such certificates may be under Seal. All certificates for shares shall be consecutively numbered or otherwise identified and shall specify the shares to which they relate. The name and address of the Person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered in the register of Members of the Company. All certificates surrendered to the Company for transfer shall be cancelled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and cancelled. The Directors may authorise certificates to be issued with the seal and authorised signature(s) affixed by some method or system of mechanical process.

5.	Notwithstanding Article 4 of these Articles, if a share certificate be defaced, lost or destroyed, it may be renewed on payment of a fee of one dollar ($l.00) or such lesser sum and on such terms (if any) as to evidence and indemnity and the payment of the expenses incurred by the Company in investigating evidence, as the Directors may prescribe.

ISSUE OF SHARES

6.	Subject to the provisions in the Amended and Restated Memorandum of Association (if any), these Articles, the Shareholders Agreement and to any direction that may be given by the Company in general meeting and without prejudice to any special rights previously conferred on the holders of existing shares, the Directors may allot, issue, grant options over or otherwise dispose of shares of the Company (including fractions of a share) with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise and to such Persons, at such times and on such other terms as they think proper.

7.	The Company shall maintain a register of its Members and every Person whose name is entered as a Member in the register of Members shall be entitled without payment to receive within two months after allotment or lodgement of transfer (or within such other period as the conditions of issue shall provide) one certificate for all his shares or several certificates each for one or more of his shares upon payment of fifty cents ($0.50) for every certificate after the first or such less sum as the Directors shall from time to time determine provided that in respect of a share or shares held jointly by several Persons the Company shall not be bound to issue more than one certificate and delivery of a certificate for a share to one of the several joint holders shall be sufficient delivery to all such holders.

ISSUE OF WARRANTS

8.	The Directors may issue warrants to subscribe for any class of shares or other securities of the Company on such terms as the Directors may from time to time determine. Where warrants are issued to bearer, no new warrant shall be issued to replace one that has been lost unless the Directors are satisfied beyond reasonable doubt that the original has been destroyed and the Company has received an indemnity in such form as the Directors shall think fit with regard to the issue of any such new warrant.

TRANSFER OF SHARES

9.	The instrument of transfer of any share shall be in writing and shall be executed, with a manual signature or facsimile signature (which may be machine imprinted or otherwise), by or on behalf of the transferor and by or on behalf of the transferee provided that the Directors may dispense with the execution of the instrument of transfer by the transferee in any case which they think fit in its discretion to do so. The transferor shall be deemed to remain the holder of a share until the name of the transferee is entered in the register of Members in respect thereof.

10.	The Directors shall approve transfers of shares which are in accordance with the provisions of the Shareholders Agreement and shall not register any transfer of shares not so in accordance. If the provisions of the Shareholders Agreement do not apply in respect of any transfer, then the Directors may in their absolute discretion decline to register such transfer of any share which is not fully paid up or on which the Company has a lien without assigning any reason therefor. If the Directors refuse to register a transfer they shall notify the transferor and transferee within two months of such refusal.

11.	The registration of transfers may be suspended at such time and for such periods as the Directors may from time to time determine, provided always that such registration shall not be suspended for more than 45 days in any year.

REDEEMABLE SHARES

12.	(a)	Subject to the provisions of the Statute and the Amended and Restated Memorandum of Association, shares may be issued on the terms that they are, or at the option of the Company or the holder are, to be redeemed on such terms and in such manner, including out of capital, as the Directors may deem fit before the issue of the shares.

	(b)	Subject to the provisions of the Statute, the Amended and Restated Memorandum of Association and these Articles, the Company may purchase its own shares (including fractions of a share), including any redeemable shares, in such manner and as such other terms as the Directors may agree with the relevant Member and payment therefor shall be made to the Member in United States dollars (or for any other currency or consideration approved by the Directors and agreed with the relevant Member) from any sources permitted by the Statute (including out of capital of the Company) at the discretion of the Directors, provided that such purchase is in accordance with the terms and conditions of the Shareholders Agreement.

VARIATION OF RIGHTS OF SHARES

13.	Subject to the provisions of the Statute, these Articles and the Shareholders Agreement, if at any time the share capital of the Company is divided into different classes of shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound up, be varied only with the consent in writing of the holders of two-thirds of the issued shares of that class, or with the sanction of a resolution passed by a two-thirds majority of the votes cast at a separate meeting of the holders of the shares of that class. The provisions of these Articles relating to general meetings shall apply to every such general meeting of the holders of one class of shares except that the necessary quorum shall be one Person holding or representing by proxy at least one-third of the issued shares of the class and that any holder of shares of the class present in person or by proxy may demand a poll. For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of shares as forming one class of shares if such class of shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of shares.

14.	The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

COMMISSION ON SALE OF SHARES

15.	The Company may in so far as the Statute from time to time permits pay a commission to any Person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any shares of the Company. Such commissions may be satisfied by the payment of cash or the lodgement of fully or partly paid-up shares or partly in one way and partly in the other. The Company may also on any issue of shares pay such brokerage as may be lawful.

NON-RECOGNITION OF TRUSTS

16.	Except as otherwise expressly provided by these Articles or as required by provisions of the Statute or as ordered by a court of competent jurisdiction, no Person shall be recognised by the Company as holding any share upon any trust and the Company shall not be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future, or partial interest in any share, or any interest in any fractional part of a share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any share except an absolute right to the entirety thereof in the registered holder.

LIEN ON SHARES

17.	The Company shall have a first and paramount lien and charge on all shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other Person, whether a Member or not, but the Directors may at any time declare any share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such share shall operate as a waiver of the Company’s lien (if any) thereon. The Company’s lien (if any) on a share shall extend to all dividends or other monies payable in respect thereof. The Initial Shares (as defined in the Shareholders Agreement) and the Option Shares (as defined in the Shareholders Agreement) shall be wholly exempt from the provisions of this Article 17 and 18, 19 and 20.

18.	The Company may sell, in such manner as the Directors think fit, any shares on which the Company has a lien, but no sale shall be made unless a sum in respect of which the lien exists is presently payable, nor until the expiration of fourteen days after a notice in writing stating and demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder or holders for the time being of the share, or the Person, of which the Company has notice, entitled thereto by reason of his death or bankruptcy.

19.	To give effect to any such sale the Directors may authorise some Person to transfer the shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

20.	The proceeds of such sale shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable and the residue, if any, shall (subject to a like lien for sums not presently payable as existed upon the shares before the sale) be paid to the Person entitled to the shares at the date of the sale.

CALL ON SHARES

21.	(a)	The Directors may from time to time make calls upon the Members in respect of any monies unpaid on their shares (whether on account of the nominal value of the shares or by way of premium or otherwise) and not by the conditions of allotment thereof made payable at fixed terms, and each Member shall (subject to receiving at least fourteen days’ notice specifying the time and place of payment and to whom such payment shall be made) pay to the Company at the time or times so specified the amount called on the shares. A call may be revoked or postponed as the Directors may determine. A call may be made payable by instalments.

	(b)	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

	(c)	The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

22.	If a sum called in respect of a share is not paid before or on a day appointed for payment thereof, the Persons from whom the sum is due shall pay interest on the sum from the day appointed for payment thereof to the time of actual payment at such rate not exceeding fifteen per cent per annum as the Directors may determine, but the Directors shall be at liberty to waive payment of such interest either wholly or in part.

23.	No Member shall be entitled to receive any dividend or bonus or to be present and vote (save as proxy for another Member) at any general meeting, either personally or by proxy, or be reckoned in a quorum, or to exercise any other privilege as a Member until all sums or instalments due from him to the Company in respect of any call, whether alone or jointly with any other Person, together with interest and expenses (if any) shall have been paid.

24.	Any sum which by the terms of issue of a share becomes payable on allotment or at any fixed date, whether on account of the nominal value of the share or by way of premium or otherwise, shall for the purposes of these Articles be deemed to be a call duly made, notified and payable on the date on which by the terms of issue the same becomes payable, and in the case of non-payment all the relevant provisions of these Articles as to payment of interest forfeiture or otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified.

25.	The Directors may, on the issue of shares, differentiate between the holders as to the amount of calls or interest to be paid and the times of payment.

26.	(a)	The Directors may, if they think fit, receive from any Member willing to advance the same, all or any part of the monies uncalled and unpaid upon any shares held by him, and upon all or any of the monies so advanced may (until the same would but for such advances, become payable) pay interest at such rate not exceeding (unless the Company in general meeting shall otherwise direct) seven per cent per annum, as may be agreed upon between the Directors and the Member paying such sum in advance.

	(b)	No such sum paid in advance of calls shall entitle the Member paying such sum to any portion of a dividend declared in respect of any period prior to the date upon which such sum would, but for such payment, become presently payable.

FORFEITURE OF SHARES

27.	(a)	If a Member fails to pay any call or instalment of a call or to make any payment required by the terms of issue on the day appointed for payment thereof, the Directors may, at any time thereafter during such time as any part of the call, instalment or payment remains unpaid, give notice requiring payment of so much of the call, instalment or payment as is unpaid, together with any interest which may have accrued and all expenses that have been incurred by the Company by reason of such non-payment. Such notice shall name a day (not earlier than the expiration of fourteen days from the date of giving of the notice) on or before which the payment required by the notice is to be made, and shall state that, in the event of nonpayment at or before the time appointed the shares in respect of which such notice was given will be liable to be forfeited.

(b)	If the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Directors to that effect. Such forfeiture shall include all dividends declared in respect of the forfeited share and not actually paid before the forfeiture.

(c)	A forfeited share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

28.	A Person whose shares have been forfeited shall cease to be a Member in respect of the forfeited shares, but shall, notwithstanding, remain liable to pay to the Company all monies which, at the date of forfeiture were payable by him to the Company in respect of the shares together with interest thereon from the date of forfeiture until payment at such rate not exceeding fifteen per cent per annum as the Directors may prescribe, but his liability shall cease if and when the Company shall have received payment in full of all monies whenever payable in respect of the shares.

29.	A certificate in writing under the hand of one Director or the Secretary of the Company that a share in the Company has been duly forfeited on a date stated in the declaration shall be conclusive evidence of the fact therein stated as against all Persons claiming to be entitled to the share. The Company may receive the consideration given for the share on any sale or disposition thereof and may execute a transfer of the share in favour of the Person to whom the share is sold or disposed of and he shall thereupon be registered as the holder of the share and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

30.	Notwithstanding any such forfeiture as aforesaid, the Directors may at any time, before any share so forfeited shall have been re-allotted, sold, or otherwise disposed of, permit the share forfeited to be redeemed upon the terms of payment of all calls and interest due upon and expenses incurred in respect of the share, and upon such further terms (if any) as they think fit.

31.	The provisions of these Articles as to forfeiture shall apply in the case of nonpayment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the nominal value of the share or by way of premium as if the same had been payable by virtue of a call duly made and notified.

REGISTRATION OF EMPOWERING INSTRUMENTS

32.	The Company shall be entitled to charge a fee not exceeding one dollar ($l.00) on the registration of every probate, letters of administration, certificate of death or marriage, power of attorney, notice in lieu of distringas, or other instrument.

TRANSMISSION OF SHARES

33.	In case of the death of a Member, the survivor or survivors where the deceased was a joint holder, and the legal personal representatives of the deceased where he was a sole holder, shall be the only Persons recognised by the Company as having any title to his interest in the shares, but nothing herein contained shall release the estate of any such deceased holder from any liability in respect of any shares which had been held by him solely or jointly with other Persons.

34.	(a)	Any Person becoming entitled to a share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors and subject as hereinafter provided, elect either to be registered himself as holder of the share or to make such transfer of the share to such other Person nominated by him as the deceased or bankrupt Person could have made and to have such Person registered as the transferee thereof, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by that Member before his death or bankruptcy as the case may be.

	(b)	If the Person so becoming entitled shall elect to be registered himself as holder he shall deliver or send to the Company a notice in writing signed by him stating that he so elects.

35.	A Person becoming entitled to a share by reason of the death or bankruptcy or liquidation or dissolution of the holder (or in any other case than by transfer) shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share, except that he shall not, before being registered as a Member in respect of the share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company provided however that the Directors may at any time give notice requiring any such Person to elect either to be registered himself or to transfer the share and if the notice is not complied with within ninety days the Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the share until the requirements of the notice have been complied with.

CONVERSION OF PREFERRED SHARES

36.	Each holder of the Preferred Shares shall have conversion rights as follows:

	(a)	Right to Convert. Each Preferred Share shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, into such number of fully paid and nonassessable Ordinary Shares as is determined by dividing $16.78877 (the “Original Issue Price”) by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial “Conversion Price” per Preferred Share shall be the Original Issue Price; provided, however, that the Conversion Price for the Preferred Shares shall be subject to adjustment as set forth in Article 36(d).

(b)	Automatic Conversion. Each Preferred Share shall automatically be converted into Ordinary Shares at the Conversion Price at the time in effect for such Preferred Share immediately upon the consummation of a Qualified IPO.

(c)	Mechanics of Conversion. Any holder of Preferred Shares shall be entitled to convert the same into Ordinary Shares by delivering a written notice (the “Conversion Notice”) to the Company at its registered office of such holder’s election to convert the same, together with the original certificate or certificates therefor (where applicable) for cancellation and stating therein the name or names in which the certificate or certificates for Ordinary Shares are to be issued. The Company shall, as soon as practicable thereafter and in no event no later than five (5) Business Days, issue and deliver at such office to such holder of Preferred Shares, or to the nominee or nominees of such holder, a certificate or certificates for the number of Ordinary Shares to which such holder shall be entitled as aforesaid and enter into the register of member such number of Ordinary Shares against the name of such holder. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Preferred Shares to be converted, and the Person or Persons entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares as of such date.

(d)	Conversion Price Adjustments of Preferred Shares for Certain Dilutive Issuances, Subdivisions, Consolidations and Similar Events. The Conversion Price of the Preferred Shares shall be subject to adjustment from time to time as follows:

(i) If at any time after the Original Issue Date, the Company issues or sells, or is deemed by the express provisions of this Article 36(d) to have issued or sold, any Additional Shares (as defined below in Article 36(d)(iv)) without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to the issuance of such Additional Shares (a “Dilutive Issuance”), the Conversion Price in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this Article 36(d)) be adjusted to a price determined by multiplying such Conversion Price by a fraction, (I) the numerator of which shall be the Fully Diluted Equity immediately prior to such issuance plus (x) the aggregate consideration received by the Company for such issuance divided (y) by such Conversion Price in effect immediately prior to such issuance; and (II) the denominator of which shall be the Fully Diluted Equity immediately prior to such issuance plus the number of Additional Shares. The disposition of any Securities owned or held by or for the account of the Company (including any Securities held as treasury shares) shall be considered an issue or sale of Securities for the purpose of this Article 36(d).

In clarification of the foregoing, the adjustment of the Conversion Price pursuant to this Article 36(d)(i) shall be represented by the following formula:

AP = OP x (Fully Diluted Equity + (New money / OP)) (Fully Diluted Equity + Additional Shares)

WHERE:

OP = Old Conversion Price (before the priced-based adjustment)

AP = Adjusted Conversion Price (after the priced-based adjustment)

Fully Diluted Equity = The Fully Diluted Equity immediately prior to the Dilutive Issuance

New Money = The aggregate consideration received by the Company in the Dilutive Issuance

(ii)	In the case of the issuance of Additional Shares for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Company for any underwriting or otherwise in connection with the issuance and sale thereof.

(iii)	In the case of the issuance of Additional Shares for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as agreed by holders of a majority of the Preferred Shares and the Board, or if the Board and the holders of a majority of the Preferred Shares fail to agree, then, as determined by an appraiser chosen by the Board and the holders of a majority of the Preferred Shares.

(iv)	“Additional Shares” shall mean any Securities (on an as-converted basis to Ordinary Shares) issued by the Company after the Original Issue Date other than:

	(A)	Ordinary Shares issued pursuant to a transaction described Article 36(d)(vi);

	(B)	Ordinary Shares issued to the employees, consultants, officers or directors of the Company or its Subsidiaries, or which have been authorised for issuance, pursuant to any equity based incentive plans approved by the Relevant Board in accordance with Article 63(g), including the Option Plan;

	(C)	Ordinary Shares issued or issuable upon exercise or conversion of outstanding options, warrants or convertible securities outstanding on the Original Issue Date (pursuant to the terms of such options, warranties or convertible securities on such date);

		(D)	Ordinary Shares issued or issuable upon exercise or conversion of Additional Shares (pursuant to the terms of such Additional Shares on the date of issuance); and

		(E)	Ordinary Shares issued or issuable upon conversion of the Preferred Shares.

	(v)	In the event the Company should at any time or from time to time after the Original Issue Date fix a record date for the effectuation of a split, subdivision, recapitalization or similar event impacting the outstanding Ordinary Shares or the determination of holders of Ordinary Shares entitled to receive a dividend or other distribution payable in additional Ordinary Shares or other Securities without payment of any consideration by such holder for the additional Ordinary Shares or the Securities (including the additional Ordinary Shares issuable upon conversion or exercise thereof), then, on such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Preferred Shares shall be appropriately decreased so that the number of Ordinary Shares issuable on conversion of each Preferred Share shall be increased in proportion to such increase of the aggregate of Ordinary Shares outstanding and those issuable with respect to such Securities.

	(vi)	If the number of Ordinary Shares outstanding at any time after the Original Issue Date is decreased by a consolidation, reverse split or combination of the outstanding Ordinary Shares, then, following the record date of such consolidation reverse split or combination, the Conversion Price for the Preferred Shares shall be appropriately increased so that the number of Ordinary Shares issuable on conversion of each Preferred Share shall be decreased in proportion to such decrease in outstanding Ordinary Shares.

(e)	If there is a merger, consolidation or other business combination, or a reclassification, reorganization, recapitalization, statutory share exchange or similar capital reorganization of the Ordinary Shares (in each case, other than a split, subdivision, recapitalization or combination provided for the Articles 36(d)(vi) or (vii)) (each a “Reorganization”), then as a part of such Reorganization, provision shall be made so that each holder of Preferred Shares at the time of such Reorganization shall upon the consummation thereof be entitled to receive, the number of shares or other securities or property of the Company to which a holder of the number of Ordinary Shares deliverable upon conversion of such holder’s Preferred Shares would be entitled on such Reorganization.

(f)	No Fractional Shares, Adjustment Limitations and Carry-Forwards, and Certificate as to Adjustments. No fractional Ordinary Shares shall be issued upon the conversion of any Preferred Share pursuant to this Article 36. In lieu of any fractional shares to which the holder would otherwise be entitled in respect of the conversion of the Preferred Shares held in the aggregate by such holder, the Company shall at the discretion of the Directors either (A) pay cash equal to such fraction multiplied by the then-effective applicable Conversion Price or (B) issue one whole Ordinary Share for each fractional share to which the holder would otherwise be entitled. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of Preferred Shares the holder is at the time converting into Ordinary Shares and the number of Ordinary Shares issuable upon such aggregate conversion.

(i)	No adjustment of the Conversion Price for the Preferred Shares shall be made in an amount less than five cents per share, provided that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to one (1) year from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of one (1) year from the date of the event giving rise to the adjustment being carried forward.

(ii)	Upon the occurrence of each adjustment or readjustment of the Conversion Price of Preferred Shares pursuant to this Article 36, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Shares a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Preferred Shares, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such Preferred Shares at the time in effect, and (C) the number of Ordinary Shares that at the time would be issued upon the conversion of a Preferred Share.

(g)	Ordinary Shares Issuable Upon Conversion. The Company will at all times keep available out of its authorised but unissued share capital solely for the purpose of effecting the conversion of the Preferred Shares such number of Ordinary Shares as will from time to time be sufficient to effect the conversion of all outstanding Preferred Shares; and if at any time the number of authorised but unissued Ordinary Shares will not be sufficient to effect the conversion of all then outstanding Preferred Shares, the Company will take such action as may be necessary to increase its authorised but unissued share capital to such number of shares as will be sufficient for such purpose.

(h)	Prohibited Actions. Notwithstanding anything else herein to the contrary, the Company shall not take any action (and any such action shall be void) which would entitle the holders of Preferred Shares to an adjustment to the then-effective Conversion Price if the total number of Ordinary Shares issuable after such action upon conversion of the Preferred Shares, together with all other Ordinary Shares then outstanding and all Ordinary Shares issuable upon the exercise of all then outstanding options, warrants and other convertible or exchangeable Securities and other rights, would exceed the total number of Ordinary Shares which the Company is then authorized to issue.

AMENDMENT OF MEMORANDUM AND ARTICLES OF ASSOCIATION, CHANGE

OF LOCATION OF REGISTERED OFFICE & ALTERATION OF CAPITAL

37. (a)	Subject to, and in so far as permitted by the provisions of the Statute and these Articles, the Company may from time to time by ordinary resolution alter or amend its Memorandum of Association otherwise than with respect to its name and objects and may, without restricting the generality of the foregoing:

(i)	increase the share capital by such sum to be divided into shares of such amount or without nominal or par value as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(ii)	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(iii)	by subdivision of its existing shares or any of them divide the whole or any part of its share capital into shares of smaller amount than is fixed by the Amended and Restated Memorandum of Association or into shares without nominal or par value; and

(iv)	cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any Person.

(b)	All new shares created hereunder shall be subject to the same provisions with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the shares in the original share capital.

(c)	Subject to the provisions of the Statute, the Company may by Special Resolution change its name or alter its objects.

(d)	Subject to the provisions of the Statute, the Company may by Special Resolution reduce its share capital and any capital redemption reserve fund.

(e)	Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its registered office.

CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

38.	For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any dividend, or in order to make a determination of Members for any other proper purpose, the Directors of the Company may provide that the register of Members shall be closed for transfers for a stated period but not to exceed in any case 40 days. If the register of Members shall be so closed for the purpose of determining Members entitled to notice of or to vote at a meeting of Members such register shall be so closed for at least ten days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the register of Members.

39.	In lieu of or apart from closing the register of Members, the Directors may fix in advance a date as the record date for any such determination of Members entitled to notice of or to vote at a meeting of the Members and for the purpose of determining the Members entitled to receive payment of any dividend the Directors may, at or within 90 days prior to the date of declaration of such dividend fix a subsequent date as the record date for such determination.

40.	If the register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of or to vote at a meeting of Members or Members entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this section, such determination shall apply to any adjournment thereof.

GENERAL MEETING

41. (a)	Subject to paragraph (c) hereof, the Company shall within one year of its incorporation and in each year of its existence thereafter hold a general meeting as its annual general meeting and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at the registered office on the second Wednesday in December of each year at ten o’clock in the morning.

(b)	At these meetings the report of the Directors (if any) shall be presented.

(c)	If the Company is exempted as defined in the Statute it may but shall not be obliged to hold an annual general meeting.

42. (a)	The Directors may whenever they think fit, and they shall on the requisition of Members of the Company holding at the date of the deposit of the requisition not less than twenty per cent of such of the paid-up capital of the Company as at the date of the deposit carries the right of voting at general meetings of the Company, proceed to convene a general meeting of the Company.

(b)	The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the registered office of the Company and may consist of several documents in like form each signed by one or more requisitionists.

(c)	If the Directors do not within 21 days from the date of the deposit of the requisition duly proceed to convene a general meeting, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three months after the expiration of the said 21 days.

(d)	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

43.	At least five days’ notice shall be given of an annual general meeting or any other general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company provided that a general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of Article 42 have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of a general meeting called as an annual general meeting by all the Members entitled to attend and vote thereat or their proxies; and

(b)	in the case of any other general meeting by a majority in number of the Members having a right to attend and vote at the meeting, being a majority together holding not less than seventy-five per cent in nominal value or in the case of shares without nominal or par value seventy-five per cent of the shares in issue, or their proxies.

PROCEEDINGS AT GENERAL MEETINGS

44.	No business shall be transacted at any general meeting unless a quorum of Members is present at the time when the meeting proceeds to business; a Member or Members together holding at the date of the relevant general meeting not less than one-third of the then aggregate outstanding Ordinary Shares and Preferred Shares (on an-as converted basis, based on the then current Conversion Price, determined in accordance with Article 36) that are entitled to vote at such meeting, present in person or by proxy, shall be a quorum for such general meeting.

45.	Subject to the Statute and these Articles, a resolution (including a Special Resolution) in writing (in one or more counterparts) signed by all Members for the time being entitled to receive notice of and to attend and vote at general meetings (or being corporations by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

46.	If within fifteen minutes from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Members, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and place or to such other time or such other place as the Directors may determine, and notice of the adjourned meeting shall be given as in the case of an original meeting, and if at the adjourned meeting a quorum is not present within fifteen minutes from the time appointed for the meeting the Members present shall be a quorum.

47.	The Chairman, if any, of the Board shall preside as Chairman at every general meeting of the Company, or if there is no such Chairman, or if he shall not be present within fifteen minutes after the time appointed for the holding of the meeting, or is unwilling to act, the Directors present shall elect one of their number to be Chairman of the meeting.

48.	If at any general meeting no Director is willing to act as Chairman or if no Director is present within fifteen minutes after the time appointed for holding the meeting, the Members present shall choose one of their number to be Chairman of the meeting.

49.	The Chairman may, with the consent of any general meeting duly constituted hereunder, and shall if so directed by the meeting, adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting; save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned general meeting.

50.	At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is, before or on the declaration of the result of the show of hands, demanded by the Chairman or any other Member present in person or by proxy.

51.	Unless a poll be so demanded a declaration by the Chairman that a resolution has on a show of hands been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the Company’s Minute Book containing the Minutes of the proceedings of the meeting shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

52.	The demand for a poll may be withdrawn.

53.	Except as provided in Article 55, if a poll is duly demanded it shall be taken in such manner as the Chairman directs and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

54.	In the case of an equality of votes, whether on a show of hands or on a poll, the Chairman of the general meeting at which the show of hands takes place or at which the poll is demanded, shall be entitled to a second or casting vote.

55.	A poll demanded on the election of a Chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the Chairman of the general meeting directs and any business other than that upon which a poll has been demanded or is contingent thereon may be proceeded with pending the taking of the poll.

VOTES OF MEMBERS

56.	Subject to any rights or restrictions for the time being attached to any class or classes of shares, on a show of hands every Member of record present in person or by proxy at a general meeting shall have one vote (on an as-converted basis pursuant to Article 62, if applicable) and on a poll every Member of record present in person or by proxy shall have one vote for each share registered in his name in the register of Members.

57.	In the case of joint holders of record the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the register of Members.

58.	A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, receiver, curator bonis, or other Person in the nature of a committee, receiver or curator bonis appointed by that court, and any such committee, receiver, curator bonis or other Persons may vote by proxy.

59.	No Member shall be entitled to vote at any general meeting unless he is registered as a shareholder of the Company on the record date for such meeting nor unless all calls or other sums presently payable by him in respect of shares in the Company have been paid.

60.	No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at such general meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the Chairman of the general meeting whose decision shall be final and conclusive.

61.	On a poll or on a show of hands votes may be given either personally or by proxy.

62.	The holder of each Preferred Share shall have the right to one vote for each Ordinary Share into which such Preferred Share could then be converted (based on the then current Conversion Price, determined in accordance with Article 36), and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Ordinary Shares, and shall be entitled, notwithstanding any provision hereof, to notice of any general meeting in accordance with these Articles, and shall be entitled to vote, together with holders of Ordinary Shares, with respect to any question upon which holders of Ordinary Shares have the right to vote. To the fullest extent permitted by law, the holders of Preferred Shares and Ordinary Shares shall vote together as a single class. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which Preferred Shares held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward). Any amendment of any terms or variation of any rights or privileges of the Preferred Shares shall require the consent in writing of the holders of two-thirds of the Preferred Shares or the sanction of resolution passed by a two-thirds majority of the votes cast at a separate meeting of the holders of the Preferred Shares, voting separately as a class.

CONSENT MATTERS

63.	In addition to any resolution of the Members required by Statute, except as set forth in Schedule 3 of the Shareholders Agreement, the Company shall not, and shall also cause each of the Company’s Subsidiaries not to, take any action with respect to the following matters relating to the Company or any of the Company’s Subsidiaries (collectively, the “Consent Matters”), without the prior written consent of Investor:

(a)	a dissolution, liquidation or winding up;

(b)	any disposition (including the amendment or termination of any organization documents of, or contractual arrangements with, a VIE of the Company that prevents the consolidation of such VIE with the Company) that exceeds $30 million in any single transaction or series of related transactions or $100 million in the aggregate over any 12 month period (in each case, whether such amounts are the consideration received or the fair value of assets disposed or a VIE no longer consolidated with the Company);

(c)	any Material Related Party Transaction;

(d)	any declaration, making or payment of any dividend or distribution (whether in cash, securities or other property) or other than pursuant to an equity based incentive plan approved by the Relevant Board (including the Option Plan) and in accordance with Article 63(g), any buy back of securities or reduction of share capital, other than the Redemption (as defined in the Share Purchase Agreement) and the Post-Closing Redemption (as defined in the Share Purchase Agreement);

(e)	any amendment to these Articles or the Amended and Restated Memorandum of Association or the constitutional documents of any of the Company’s Subsidiaries that disproportionately and adversely affect in any material respect the rights of Investor as a shareholder of the Company; provided that any amendments to the terms of the Preferred Shares shall be subject to a class vote of the holders of the Preferred Shares in accordance with applicable law and these Articles and the Amended and Restated Memorandum of Association;

(f)	any issuance of Securities, other than (A) at any time following 29 April 2014, issuances (whether in any one transaction or together with all other transactions) of Securities that represent, in the aggregate, no more than 15% of Fully-Diluted Equity; (B) at any time prior to 29 April 2014, issuances (whether in any one transaction or together with all other transactions) of Securities that represent, in the aggregate, no more than 15% of Fully-Diluted Equity, provided that each such issuance is consummated at a price per Ordinary Share (on an as converted basis) that is no lower than the highest price per Ordinary Share (on an as converted basis) paid by Investor for the Acquired Shares (as adjusted for share splits or subdivisions, share dividends, combinations, consolidations, reclassifications, recapitalizations and the like) and the terms of each such issuance are not more favorable in any material respect to the purchaser(s) or subscriber(s) of such Securities than the terms of Investor’s purchase of the Acquired Shares; (C) issuances of Securities pursuant to an equity based incentive plan approved by the Relevant Board, including the Option Plan; (D) issuances of Securities on a pro rata basis in connection with any share splits or subdivisions, share dividends, consolidations, combinations, reclassifications, recapitalizations, rights issuances and the like; (E) issuances of Securities to be offered in a Qualified IPO; or (F) issuances of Securities upon the conversion or exchange of convertible or exchangeable Securities issued in accordance with the Shareholders Agreement, pursuant to the terms of such Securities; or (G) Securities issued upon the conversion of any Preferred Shares;

(g)	any establishment of, or amendment to, any equity based incentive plan that would result (whether in any one transaction or together with all other transactions) in the Securities issuable upon the exercise, conversion or exchange of the options and other equity awards authorized under all equity based incentive plans of the Company (including the Option Plan and other existing equity based incentive plans of the Company), in the aggregate, exceeding 43,750,000 Ordinary Shares (as adjusted for share splits or subdivisions, share dividends, consolidations, combinations, reclassifications, recapitalizations and the like);

(h)	any creation of any mortgages, charges, pledges, security interests, liens or other encumbrances in respect of any Indebtedness in excess of $100 million in the aggregate over any 12 month period;

(i)	any incurrence of Indebtedness in excess of $100 million in the aggregate over any 12 month period;

(j)	any entry into, or termination or amendment of any non-ordinary course exclusive license or other contract that primarily relates to, or whose principal value is derived from, an exclusive license, or any sale or other transfer to a third party of any material Intellectual Property owned by the Company or any of its Subsidiaries. provided, that in no event shall any of the foregoing be construed as requiring Parent, the Company or any of the Company’s Subsidiaries to obtain the consent of Investor with respect to actions reasonably necessary to effect a Qualified IPO.

64.	The Consent Matters set forth in Articles 63(a), 63(d), 63(e), 63(h) and 63(i) shall be referred to as the “Qualified Consent Matters”. Investor’s right of consent in respect of each of the Qualified Consent Matters shall terminate upon the earlier of (i) the consummation of a Qualified IPO and (ii) the consummation of a Qualified Transfer; provided, however, that in the case of a Qualified Transfer, (A) the consent rights in respect of the Qualified Consent Matters shall survive in respect of any Person (including any Third Party) to whom Investor directly effects a transfer (the “First Transferee”), in accordance with the provisions of the Shareholders Agreement, of a number of Ordinary Shares (on an as-converted basis) greater than 75% of the Acquired Shares (the “Requisite Shareholding”) in one or a series of related transactions within a three-month period (the “Transfer Period”), provided that Investor shall provide the Company with written notice at least 5 days prior to the commencement of the Transfer Period setting forth the identity of the First Transferee and the proposed date of first transfer of Securities to the First Transferee; and the consent rights in respect of the Qualified Consent Matters shall survive in respect of the First Transferee so long as the First Transferee legally and beneficially owns, in the aggregate, a minimum number of Ordinary Shares (on an as-converted basis) greater than the Requisite Shareholding and all references to “Investor” under the Qualified Consent Matters shall refer to the First Transferee; (B) in the event that at any time within the Transfer Period, Investor, the First Transferee and their respective Affiliates do not legally and beneficially own, in the aggregate, Ordinary Shares (on an as-converted basis) equal to or greater than the Requisite Shareholding, the consent rights in respect of the Qualified Consent Matters shall immediately expire; (C) subject to the foregoing sub-clause (B), at any time during the Transfer Period but prior to the consummation by Investor of any transfer of Securities that results in Investor or the First Transferee legally and beneficially owning, in the aggregate, Ordinary Shares (on an as-converted basis) equal to or greater than the Requisite Shareholding, the consent rights in respect of the Qualified Consent Matters shall be exercised solely by Investor.

65.	Investor’s rights of consent in respect of each of the Consent Matters (other than in respect of the Qualified Consent Matters) shall terminate upon the earliest of (i) the consummation of a Qualified IPO, (ii) the consummation of a Qualified Transfer and (iii) 29 April 2018 in the event Investor has not effected a Qualified Option Exercise on or prior to 29 April 2018.

PROXIES

66.	The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation under the hand of an officer or attorney duly authorised in that behalf. A proxy need not be a Member of the Company.

67.	The instrument appointing a proxy shall be deposited at the registered office of the Company or at such other place as is specified for that purpose in the notice convening the meeting (or in any notice of any adjournment or, in either case, in any document sent therewith) not less than forty-eight hours before the time appointed for holding the meeting, or adjourned meeting provided that the Chairman of the Meeting may at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited upon receipt of email or facsimile confirmation from the appointor that the instrument of proxy duly signed is in the course of transmission to the Company.

68.	The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

69.	A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the share in respect of which the proxy is given provided that no intimation in writing of such death, insanity, revocation or transfer as aforesaid shall have been received by the Company at the registered office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

70.	Any corporation which is a Member of record of the Company may in accordance with its Articles or in the absence of such provision by resolution of its Directors or other governing body authorise such Person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members of the Company, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member of record of the Company.

71.	Shares of its own capital belonging to the Company or held by it in a fiduciary capacity shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding shares at any given time.

DIRECTORS

72.	There shall be a Board consisting of not less than one or more than twelve persons provided however, that, subject to the provisions of these Articles, the Company may from time to time by ordinary resolution increase or reduce the limits in the number of Directors.

73.	Subject to the provisions of these Articles, the remuneration to be paid to the Directors shall be such remuneration as shall from time to time be determined by the Company in general meeting or by the Directors, as the case may be. Such remuneration shall be deemed to accrue from day to day. The Directors shall also be entitled to be paid their travelling, hotel and other expenses properly incurred by them in going to, attending and returning from meetings of the Directors, or any committee of the Directors, or general meetings of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the Directors from time to time, or a combination partly of one such method and partly the other. Payment to any Director or past Director of any sum by way of compensation for loss of office or as consideration for or in connection with his retirement from office (not being a payment to which the Director is contractually entitled) must first be approved by the Company in general meeting and otherwise in accordance with these Articles.

74.	Subject to the provisions of these Articles, the Directors may by resolution award special remuneration to any Director of the Company undertaking any special work or services for, or undertaking any special mission on behalf of, the Company other than his ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

75.	Subject to the provisions of these Articles, a Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

76.	A Director may act by himself or his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

77.	No shareholding qualification for Directors shall be required.

78.	A Director of the Company may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as shareholder or otherwise and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

79.	No Person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established, provided that such Director shall, if his interest in such contract or arrangement is material, declare the nature of his interest at the earliest meeting of the Board at which it is practicable for him to do so, either specifically or by way of a general notice stating that, by reason of the facts specified in the notice, he is to be regarded as interested in any contracts of a specified description which may subsequently be made by the Company. A Director shall not be entitled to vote on (nor shall be counted in the quorum in relation to) any resolution of the Directors any contract or transaction or any other proposal whatsoever in which he is so interested as aforesaid, and if he shall do so his vote shall not be counted (nor is he to be counted in the quorum for the resolution). This prohibition shall not apply to any of the following matters, namely:

(a)	the giving of any security or indemnity either:

(i)	to the Director in respect of money lent or obligations incurred by him at the request of or for the benefit of the Company or any of its subsidiaries;

(ii)	to a third party in respect of a debt or obligation of the Company or any of its subsidiaries for which the Director has himself assumed responsibility in whole or in part and whether alone or jointly under a guarantee or indemnity or by the giving of security;

(b)	any proposal concerning an offer of shares or debentures or other securities of or by the Company or any other company which the Company may promote or be interested in for subscription or purchase where the Director is or is to be interested as a participant in the underwriting or sub-underwriting of the offer;

(c)	any proposal concerning any other company in which the Director is interested only, whether directly or indirectly, as an officer or executive or shareholder or in which the Director is beneficially interested in the shares of that company, provided that, he, together with any of his Associates (as defined below) is not, beneficially interested in five percent or more of the issued shares of any class of such company (or of any third company through which his interest is derived) or of the voting rights;

For the purpose of paragraph (c), “Associates” mean, in relation to any Director of the Company: (i) his spouse and any of his or his spouse’s children or stepchildren under the age of 18 (“family interests”); and (ii) the trustees, acting in their capacity as such trustees, of any trust of which he or any of his family interests is a beneficiary or, in the case of a discretionary trust, is a discretionary object; and (iii) any company in the equity capital of which he and/or his family interests taken together are directly or indirectly interested (other than through their respective interests in the capital of the Company) so as to exercise or control the exercise of 35% or more of the voting power at general meetings, or to control the composition of a majority of the board of directors of such company and any other company which is its subsidiary or holding company or a fellow subsidiary of any such holding company.

(d)	any proposal or arrangement concerning the benefit of employees of the Company or any of its subsidiaries including:

(i)	the adoption, modification or operation of any employees’ share scheme or any share incentive scheme or share option scheme under which he may benefit;

(ii)	the adoption, modification or operation of a pension or provident fund or retirement, death or disability benefits scheme which relates both to Directors and employees of the Company or any of its subsidiaries and does not provide in respect of any Director as such any privilege or advantage not generally accorded to the class of persons to which such scheme or fund relates; and

(e)	any contract or arrangement in which the Director is interested in the same manner as other holders of shares or debentures or other securities of the Company by virtue only of his interest in shares or debentures or other securities of the Company.

80.	Where proposals are under consideration concerning the appointment (including fixing or varying the terms of or terminating the appointment) of two or more Directors to offices or employments with the Company or any company in which the Company is interested, such proposals shall be divided and considered in relation to each Director separately and in such case each of the Directors concerned (if not prohibited from voting under Article 79) shall be entitled to vote (and be counted in the quorum) in respect of each resolution except that concerning his own appointment.

81.	If any question shall arise at any meeting of the Directors as to the materiality of a Director’s interest or the significance of a contract, arrangement or transaction or proposed contract, arrangement or transaction or as to the entitlement of any Director to vote or form part of a quorum and such question is not resolved by his voluntarily agreeing to abstain from voting or not to be counted in the quorum, such question shall be referred to the other Directors at the meeting and the ruling of the other Directors in relation to an interested Director shall be final and conclusive except in a case where the nature or extent of the interests of the Director concerned as known to such Director has not been fairly disclosed to the Directors.

82.	A general notice that a Director is a shareholder of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure under Article 79 and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

POWERS AND DUTIES OF DIRECTORS

83.	The business of the Company shall be managed by the Directors (or a sole Director if only one is appointed) who may pay all expenses incurred in promoting, registering and setting up the Company, and may exercise all such powers of the Company as are not, from time to time by the Statute, or by these Articles, or such regulations, being not inconsistent with the aforesaid, as may be prescribed by the Company in general meeting required to be exercised by the Company in general meeting provided however that no regulations made by the Company in general meeting shall invalidate any prior act of the Directors which would have been valid if that regulation had not been made.

84.	The Directors may from time to time and at any time by powers of attorney appoint any Person, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney may contain such provisions for the protection and convenience of Persons dealing with any such attorneys as the Directors may think fit and may also authorise any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

85.	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall from time to time by resolution determine.

86.	The Directors shall cause minutes to be made in books provided for the purpose:

(a)	of all appointments of officers made by the Directors;

(b)	of the names of the Directors (including those represented thereat by an alternate or by proxy) present at each meeting of the Directors and of any committee of the Directors;

(c)	of all declarations made or notices given by any Director of his interest in any contract or proposed contract or of his holding of any office or property whereby any conflict of duty or interest may arise; and

(d)	of all resolutions and proceedings at all meetings of the Company and of the Directors and of committees of Directors.

87.	Subject to the provisions of these Articles, the Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependents and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

88.	The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

MANAGEMENT

89.	The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit, subject to the provisions of these Articles, and the provisions contained in the three next following paragraphs shall be without prejudice to the general powers conferred by this paragraph.

(a)	The Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any persons to be members of such committees or local boards or any managers or agents and may fix their remuneration.

(b)	The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorise the members for the time being of any such local board, or any of them to fill up any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any person so appointed and may annul or vary any such delegation, but no person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

(c)	Any such delegates as aforesaid may be authorised by the Directors to sub delegate all or any of the powers, authorities, and discretions for the time being vested in them.

MANAGING DIRECTORS

90.	The Directors may, from time to time, appoint one or more of their body to the office of Managing Director for such term and at such remuneration (whether by way of salary, or commission, or participation in profits, or partly in one way and partly in another) as they may think fit but his appointment shall be subject to determination ipso facto if he ceases from any cause to be a Director.

91.	The Directors may entrust to and confer upon a Managing Director any of the powers exercisable by them upon such terms and conditions and with such restrictions as they may think fit and either collaterally with or to the exclusion of their own powers and may from time to time revoke, withdraw, alter or vary all or any of such powers.

PROCEEDINGS OF DIRECTORS

92.	Except as otherwise provided by these Articles, the Directors shall meet together for the despatch of business, convening, adjourning and otherwise regulating their meetings as they think fit. Subject to the provisions of these Articles, questions arising at any meeting shall be decided by a majority of votes of the Directors present at a meeting at which there is a quorum. In the case of an equality of votes, the Chairman shall not have a second or casting vote.

93.	A Director may, and the Secretary on the requisition of a Director shall, at any time summon a meeting of the Directors by at least (a) for so long as Investor is entitled to appoint at least one Director pursuant to Article 103 prior to the consummation of a Qualified IPO, seventy-two hours’ notice, or (b) at all other times, twenty-four hours’ notice, as applicable, in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held and provided further if notice is given in person, by email or facsimile the same shall be deemed to have been given on the day it is delivered to the Directors. The provisions of Article 43 shall apply mutatis mutandis with respect to notices of meetings of Directors.

94.	A majority of the Directors then in office on the Board or a committee thereof shall be a quorum for meetings of the Board or such committee, respectively, provided that, prior to the consummation of a Qualified IPO, for so long as Investor is entitled to appoint at least one Director pursuant to Article 103, if at least one Investor Director is not present at any meeting following fifteen minutes from the time appointed therefor, quorum shall not be present for such meeting and such meeting shall stand adjourned to the next day at the same time and place, and at the adjourned meeting quorum shall be determined following fifteen minutes from the time appointed for the meeting, without regard as to whether any Investor Director is present; provided always that if there shall at any time be only a sole Director the quorum shall be one. For the purposes of this Article, proxy appointed by a Director shall be counted in a quorum at a meeting at which the Director appointing him is not present.

95.	The continuing Directors may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

96.	The Directors may elect a Chairman of their Board and determine the period for which he is to hold office; but if no such Chairman is elected, or if at any meeting the Chairman is not present within five minutes after the time appointed for holding the same, the Directors present may choose one of their number to be Chairman of the meeting.

97.	The Directors may delegate any of their powers to committees consisting of such member or members of the Board as they think fit; provided that such delegation shall not have the purpose or effect of circumventing Investor’s rights with respect to the appointment of the Investor Directors and quorum; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

98.	A committee may meet and adjourn as it thinks proper. Questions arising at any meeting shall be determined by a majority of votes of the members present, and in the case of an equality of votes the Chairman shall not have a second or casting vote.

99.	All acts done by any meeting of the Directors or of a committee of Directors shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and qualified to be a Director.

100.	Members of the Board or of any committee thereof may participate in a meeting of the Board or of such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting. A resolution in writing (in one or more counterparts), signed by all the Directors for the time being or all the members of a committee of Directors shall be as valid and effectual as if it had been passed at a meeting of the Directors or committee as the case may be duly convened and held.

101. (a)	A Director may be represented at any meetings of the Board by a proxy appointed by him in which event the presence or vote of the proxy shall for all purposes be deemed to be that of the Director.

(b)	The provisions of Articles 66-69 shall mutatis mutandis apply to the appointment of proxies by Directors.

VACATION OF OFFICE OF DIRECTOR

102.	The office of a Director shall be vacated:

(a)	if he gives notice in writing to the Company that he resigns the office of Director;

(b)	if he absents himself (without being represented by proxy) from meetings of the Board for a continuous period of twelve months without special leave of absence from the Directors, and they pass a resolution that he has by reason of such absence vacated office;

(c)	if he dies, becomes bankrupt, has a receiving order made against him or makes any arrangement or composition with his creditors generally;

(d)	if an order is made by any competent court or official on the grounds that he is or may be suffering from mental disorder or is otherwise incapable of managing his affairs and the Board resolves that his office be vacated;

(e)	if he ceases to be or is prohibited from being a Director by law or by virtue of any provisions in these Articles;

(f)	if he shall be removed from office by notice in writing served upon him signed by not less than three-fourths in number (or, if that is not a round number, the nearest lower round number) of the Directors (including himself) then in office, provided that until the earlier of the consummation of a Qualified IPO and an Investor Exit, this Article 102(f) shall not apply to an Investor Director; or

(g)	if he shall be removed from office by Special Resolution of the Members of the Company under Article 105.

APPOINTMENT AND REMOVAL OF DIRECTORS

103.	At any time following (but not prior to) the Full Option Exercise and prior to the consummation of an Investor Exit Event, Investor shall be entitled to appoint a number of Directors (the “Investor Directors”) in proportion to the percentage of the Fully-Diluted Equity held by Investor, such number of Directors to be rounded down to the closest integer but to be no fewer than one Director. The rights of Investor set forth in this Article 103 and Articles 93 (in respect of the requisite seventy-two hours’ notice period in respect of a meeting of the Directors), 94 (in respect of an Investor Director requiring to be included within quorum for any meeting of the Directors) shall terminate upon the consummation of an Investor Exit Event.

104.	Notwithstanding anything set forth herein, (i) at no time shall any Third Party be entitled to appoint a number of Directors in a proportion greater than the percentage of the Fully-Diluted Equity held by such Third Party, and (ii) until such time as Investor shall have effected a Qualified Transfer, the number of Directors entitled to be appointed by any Third Party holding fewer Ordinary Shares (on an as converted basis) than Investor shall be less than the number of Directors that Investor is entitled to appoint at such time.

105.	Subject to the provisions of these Articles, including Articles 103 and 104, and the Statute, the Company may by ordinary resolution appoint any person to be a Director, either to fill a casual vacancy or as an addition to the existing Directors. The Company may by Special Resolution at any time remove any Director; and may by ordinary resolution appoint another person in his stead, provided that, until the earlier of the consummation of a Qualified IPO and an Investor Exit Event, an Investor Director may only be removed by Investor or pursuant to Articles 102(a), 102(b), 102(c), 102(d) and 102(e).

106.	Subject to the provisions of these Articles, including Article 103, the Directors shall have power at any time and from time to time to appoint any person to be a Director, either to fill a casual vacancy or as an addition to the existing Directors but so that the total amount of Directors shall not at any time exceed the number fixed in accordance with these Articles.

POWER TO ESTABLISH EMPLOYEE SHARE OPTION SCHEMES

107.	Subject to Article 63, the Board may establish and maintain or procure the establishment and maintenance of any employee or executive share option schemes for the benefit of, or give or procure the giving of donations, gratuities, pensions, allowances or emoluments to any persons who are or were at any time in the employment or service of the Company, or of any Subsidiary, or is allied or associated with the Company or with any such Subsidiary, or who are or were at any time directors or officers of the Company or of any such other company as aforesaid, and holding or who have held any salaried employment or office in the Company or such other company, and the wives, widows, families and dependents of any such persons.

SEAL

108. (a)	The Company may, if the Directors so determine, have a Seal which shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors in that behalf and every instrument to which the Seal has been affixed shall be signed by a Director and shall be countersigned by the Secretary or by a second Director or by some other person appointed by the Directors.

(b)	The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

(c)	Subject to paragraph (a) above, a Director, Secretary or other officer or representative or attorney may affix the Seal of the Company over his signature alone to any document of the Company required to be authenticated by him under Seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

OFFICERS

109.	The Company may have a President, a Secretary or Secretary-Treasurer appointed by the Directors who may also from time to time appoint such other officers as they consider necessary, all for such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors from time to time prescribe and subject to the provisions of these Articles.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

110.	Subject to the Statute and these Articles, the Directors may from time to time declare dividends (including interim dividends) and distributions on shares of the Company outstanding and authorise payment of the same out of the funds of the Company lawfully available therefore.

111.	Holders of the Preferred Shares shall be entitled to receive dividends or distributions on an as-converted basis (based on the then current Conversion Price, determined in accordance with Article 36), at a rate equal to the dividends declared and paid on the Ordinary Shares, payable at the same time as the payment of any dividend on the Ordinary Shares, when, as, and if declared by the Directors. So long as any Preferred Shares shall remain outstanding, the Company shall not directly or indirectly pay or declare any dividend or make any distribution upon, whether in cash, in property or in shares of the capital of the Company, any Ordinary Shares unless and until the dividend payable to the holders of the Preferred Shares is first paid in full.

112.	In the event of any taking by the Company of a record of the holders of Preferred Shares for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of any class, or to receive any other right, the Company shall provide a notice, in accordance with these Articles, specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

113.	The Directors may, before declaring any dividends or distributions, set aside such sums as they think proper as a reserve or reserves which shall at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the like discretion, be employed in the business of the Company.

114.	No dividend or distribution shall be payable except out of the profits of the Company, realised or unrealised, or out of the share premium account or as otherwise permitted by the Statute.

115.	Subject to the rights of Persons, if any, entitled to shares with special rights as to dividends or distributions, if dividends or distributions are to be declared on a class of shares they shall be declared and paid according to the amounts paid or credited as paid on the shares of such class outstanding on the record date for such dividend or distribution as determined in accordance with these Articles but no amount paid or credited as paid on a share in advance of calls shall be treated for the purpose of this Article as paid on the share.

116.	The Directors may deduct from any dividend or distribution payable to any Member all sums of money (if any) presently payable by him to the Company on account of calls or otherwise.

117.	The Directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of paid up shares, debentures, or debenture stock of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the footing of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

118.	Any dividend, distribution, interest or other monies payable in cash in respect of shares may be paid by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the holder who is first named on the register of Members or to such Person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the Person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, bonuses, or other monies payable in respect of the share held by them as joint holders.

119.	No dividend or distribution shall bear interest against the Company.

CAPITALISATION

120.	The Company may upon the recommendation of the Directors by ordinary resolution authorise the Directors to capitalise any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued shares for allotment and distribution credited as fully paid up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power to the Directors to make such provisions as they think fit for the case of shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any Person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

BOOKS OF ACCOUNT

121.	The Directors shall cause proper books of account to be kept with respect to:

(a)	all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place;

(b)	all sales and purchases of goods by the Company; and

(c)	the assets and liabilities of the Company.

Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

122.	The Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute, the Shareholders Agreement or authorised by the Directors or by the Company in general meeting.

123.	The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

AUDIT

124.	The Company may at any annual general meeting appoint an Auditor or Auditors of the Company who shall hold office until the next annual general meeting and may fix his or their remuneration.

125.	The Directors may before the first annual general meeting, appoint an Auditor or Auditors of the Company who shall hold office until the first annual general meeting, unless previously removed by an ordinary resolution of the Members in general meeting in which case the Members at that meeting may appoint Auditors. No Person may be appointed as the, or an, Auditor, unless he is independent of the Company. The Directors may fill any casual vacancy in the office of Auditor but while any such vacancy continues the surviving or continuing Auditor or Auditors, if any, may act. The remuneration of any Auditor appointed by the Directors under this Article may be fixed by the Directors.

126.	Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers of the Company such information and explanation as may be necessary for the performance of the duties of the auditors.

127.	Auditors shall at the next annual general meeting following their appointment and at any other time during their term of office, upon request of the Directors or any general meeting of the Members, make a report on the accounts of the Company in general meeting during their tenure of office.

NOTICES

128.	Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by email or facsimile to him or to his address as shown in the register of Members, such notice, if mailed, to be forwarded airmail if the address be outside the Cayman Islands.

129. (a)	Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre-paying and posting a letter containing the notice, and to have been effected at the expiration of 60 hours after the letter containing the same is posted as aforesaid.

(b)	Where a notice is sent by email or facsimile, service of the notice shall be deemed to be effected on the day the same is sent as aforesaid.

130.	A notice may be given by the Company to the joint holders of record of a share by giving the notice to the joint holder first named on the register of Members in respect of the share.

131.	A notice may be given by the Company to the Person or Persons which the Company has been advised are entitled to a share or shares in consequence of the death or bankruptcy of a Member by sending it through the post as aforesaid in a pre-paid letter addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

132.	Notice of every general meeting shall be given in any manner hereinbefore authorised to:

(a)	every Person shown as a Member in the register of Members on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the register of Members;

(b)	every Person upon whom the ownership of a share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his death or bankruptcy would be entitled to receive notice of the meeting; and

(c)	each Director.

No other Person shall be entitled to receive notices of general meetings.

LIQUIDATION EVENT; WINDING UP

133.	Upon the consummation of a Liquidation Event, the holder(s) of Preferred Shares shall be entitled to receive and be paid out of the assets of the Company, before any distribution or payment may be made to the holders of Ordinary Shares, an aggregate amount in cash equal to the greater of (A) the aggregate amount that would be payable in respect of the number of Ordinary Shares into which such Preferred Shares would be convertible into immediately prior to such Liquidation Event based upon the Conversion Price on the date of such Liquidation Event and (B) $504,437,873 (such greater amount, the “Liquidation Preference”). To the extent permitted by the Statute, in the event of a Deemed Liquidation Event, before any distribution or payment may be made to any holder of Securities (other than the holder of any Preferred Shares or the Option), the holder(s) of Preferred Shares shall be entitled to elect that the Company (or the surviving or successor entity in the case of a Deemed Liquidation Event) redeem or repurchase the Preferred Shares at an aggregate price equal to the Liquidation Preference and pursuant to any applicable requirements of redemptions, repurchases and cancellation of shares under these Articles and applicable law (including the Statute).

134.	If upon any Liquidation Event, the assets of the Company are insufficient to pay the holders of Preferred Shares the full Liquidation Preference, the holders of Preferred Shares shall share ratably in any such distribution of the assets of the Company in proportion to the full respective amounts to which they are entitled and no distribution or payment shall be made to any holder of Ordinary Shares.

135.	Subject to Articles 133 and 134, upon a Liquidation Event, the holders of the Ordinary Shares shall share ratably in any such distribution of the remaining assets of the Company after the completion of the distribution of assets of the Company to the holders of the Preferred Shares in accordance with these Articles.

136.	If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as he thinks fit and to the extent permitted by applicable law. The liquidator shall, in relation to the assets available for distribution among the Members, distribute the same to the Members in accordance with Articles 133, 134 and 135.

INDEMNITY

137.	To the fullest extent permitted by applicable laws, as the same exists or as may hereafter be amended, a Director shall not be personally liable to the Company or its shareholders for monetary damages for breach of any fiduciary duty as a Director. To the extent permitted by applicable law, the Directors and officers for the time being of the Company and their heirs, executors, administrators and personal representatives respectively shall be indemnified out of the assets of the Company from and against all actions, proceedings, costs, charges, losses, damages and expenses which they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices, except such (if any) as they shall incur or sustain by or through their own wilful neglect or default respectively and no such Director or officer shall be answerable for the acts, receipts, neglects or defaults of any other Director or officer or for joining in any receipt for the sake of conformity or for the solvency or honesty of any banker or other Persons with whom any monies or effects belonging to the Company may be lodged or deposited for safe custody or for any insufficiency of any security upon which any monies of the Company may be invested or for any other loss or damage due to any such cause as aforesaid or which may happen in or about the execution of his office unless the same shall happen through the wilful neglect or default of such Director or officer.

138.	Notwithstanding the foregoing, subject to provisions of the Statute, if any Director or other person shall become personally liable for the payment of any sum primarily due from the Company, the Board may execute or cause to be executed any mortgage, charge, or security over or affecting the whole or any part of the assets of the Company by way of indemnity to secure the Director or person so becoming liable as aforesaid from any loss in respect of such liability.

FINANCIAL YEAR

139.	Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

SUSPENSION AND/OR TERMINATION OF RIGHTS

140.	In the event of any suspension or termination of the Shareholders Agreement pursuant to Section 7.01(b) thereof, all rights, privileges and entitlements of Investor under Articles 63, 64, 93 (in respect of the requisite seventy-two hours’ notice period in respect of a meeting of the Directors), 94 (in respect of an Investor Director requiring to be included within quorum for any meeting of the Directors), 97 (in respect of the non-circumvention of Investor’s rights with respect to the appointment of the Investor Directors and quorum), 102 (in respect of the restriction on the removal of any Investor Director), 103 and 104 shall be suspended for the same period as the Shareholders Agreement is suspended, or terminated if the Shareholders Agreement is terminated, as applicable.

AMENDMENTS OF ARTICLES

141.	Subject to the Statute and these Articles, the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.

TRANSFER BY WAY OF CONTINUATION

142.	If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.